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                                                                    Exhibit 99.1



NEWS RELEASE

Contact:
Wayne St. Amand
SilverStream Software, Inc.
781/238-5535
wstamand@silverstream.com


SILVERSTREAM SOFTWARE ACQUIRES ADVANCED

PERSONALIZATION TECHNOLOGY

Strategic Acquisition of eObject Provides Rules-Based

Personalization Capabilities

BURLINGTON, MASS., APRIL 6, 2000 - SilverStream Software, Inc. (NASDAQ: SSSW), "The eBusiness Platform Company", today announced that it has signed a definitive agreement to acquire eObject, a developer of advanced rules-based personalization technologies. SilverStream Software will integrate eObject's personalization technology into the company's soon-to-be announced Portal solution - a key part of SilverStream's eBusiness Platform. Personalization technology enables leading corporations to create powerful one-to-one eBusiness interactions for customers, trading partners, and employees. In addition, personalized Web sites are more relevant and meaningful to visitors, help attract new customers and result in improved customer loyalty.

THE POWER OF COMPREHENSIVE PERSONALIZATION

SilverStream's soon-to-be announced Portal solution includes "My Yahoo" style personalization, and via the eObject acquisition, will also include advanced rules-based personalization.

eObject's rules-based personalization offers several new and uniquely powerful features:


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-    CONTROL IN THE BUSINESS USERS HANDS: eObject's Rules-based personalization eliminates the need for extensive programmer involvement, and puts control in the hands of business users -- offering a highly productive visual environment that lets business users customize and define the business rules that drive a site's personalization features and functionality. This capability allows business users to rapidly align the behavior of the site with fast changing market conditions. For example, business managers can initiate highly targeted marketing promotions on a site without calling technical staff.

     - POWER AND EXTENSIBILITY: eObject ships with many predefined rules. However, unlike first generation rules-based personalization systems, which offer restricted rules definitions, eObject technology includes a powerful rules-engine that can be extended by any Java developer. This allows the building of completely customized rules tailored for a particular business that can do things such as looking up past customer revenues in an ERP or mainframe system and taking specific business actions.

     - CONTEXTUAL PERSONALIZATION THAT IS TRANSACTIONALLY SENSITIVE: Most personalization engines seek to provide a customized presentation of an application, content or advertisement based upon the preferences of the user or visitor. Some more advanced systems even attempt to predict what content may be of interest to the user based upon updating a somewhat dynamic user profile with algorithmic assumptions. The eObject rules-based technology takes personalization to the next level with contextual personalization that is transactionally sensitive.

         Contextual personalization that is transactionally sensitive allows the site to present pages that are dynamically assembled based on:

                  -     Who the user is and what they have been doing

                  -     What the site owner would like that user to do

                  -     How the system should treat them


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                  -     How business rules apply (e.g. if they purchase at least
                     three particular items during a promotion period, they are eligible for a 10% discount)


SilverStream's "My Yahoo" style and transactionally sensitive rules-based personalization capabilities represent one of the industry's most comprehensive and technologically unique offerings for customers seeking to create or enhance their sites with a complete set of advanced personalization features.


"Equipping Web sites with dynamic personalization capabilities has become an important deliverable for many CIO's and eBusiness directors," said Dave Litwack, president and CEO, SilverStream Software. "eObject's technology will empower SilverStream's line of eBusiness Platform solutions with key personalization functionality. We are very excited to add the eObject team and technology to SilverStream's family of products. We believe eObject's technology has several unique features and is among the most powerful and flexible of available personalization and customization systems."


"eObject's rules-based personalization technology enables corporations to create advanced and responsive websites that can have a very positive impact on the end user's experience - which often positively impacts the organization's bottom line," said Jeffrey Broberg, the founder and chief technology officer of eObject. "We are pleased to join the SilverStream team and look forward to providing rich new functionality for SilverStream's eBusiness Platform."


SilverStream acquired eObject for a purchase price of $23 million of SilverStream common stock, and is also obligated to make an additional payment of $5 million of SilverStream common stock and/or cash upon the occurrence of certain contingent events.


About eObject

eObject, Inc., a Massachusetts based company, provides an exceptionally robust Java based Business Logic Server that enables the creation of very rich, personalized websites. eObject's open and easily extensible design offers a powerful, flexible means of rapidly deploying and manipulating world class e-business sites. For more information please visit HTTP://WWW.EOBJECT.COM.


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ABOUT SILVERSTREAM SOFTWARE

SilverStream Software, Inc., The eBusiness Platform Company, delivers software and services that enable businesses to create, deploy and manage eBusiness applications. Used in corporations throughout the world, SilverStream Software products are changing the way business is being conducted in Global 2000 companies such as ARCO, Ameritech, Bell Atlantic, Chevron, and the Chicago Stock Exchange.


SilverStream Software, HTTP://WWW.SILVERSTREAM.COM, is publicly traded on the NASDAQ national market under the symbol (SSSW) and is based in Burlington, Massachusetts
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SilverStream is a registered trademark of SilverStream Software, Inc. Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc. All other names are trademarks or registered trademarks of their respective owners.


This release contains information about management's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, uncertainty related to releasing the SilverStream Portal solution, the consummation of binding agreements with eObject and other prospective business partners, competition, development of the market place, product development and enhancement, technological changes and other factors that are discussed in the Company's most recent annual report on Form 10-K and other documents that are periodically filed with the SEC.



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